Exhibit 10.1

LEASE AGREEMENT

Date:  8/13/01

LESSOR:	LESSEE:

Place & Plaza LLC c/o Wellington Management, Inc. 1625 Energy Park Drive, Suite 100 St. Paul, MN 55108	Endocardial Solutions, Inc. 1350 Energy Lane, Suite 104 St. Paul, MN 55108 Federal ID # 41-1724963

Lessor hereby leases to Lessee the Premises described below, on the terms and conditions defined within this Agreement

1.             DESCRIPTION.

Address	1410 Energy Park Drive, Suite 12, St. Paul, MN 55108

Building Square Footage	49,158 square feet

Premises Square Footage	7,316 square feet

Percentage Share	14.88%

The commencement date shall be 30 days from Lease execution and will terminate on March 31, 2004, but must be executed no later than August 13, 2001.  Lessor will issue a commencement letter to Lessee, as confirmation of the commencement date.  Should the commencement date be a date other than the first of the month, the first month’s rent shall be prorated as necessary.

Monthly Rent	(see below)

Use of Premises	General warehouse and production space

2.             LEASE.  In consideration of these mutual agreements and provisions, Lessor leases to Lessee and Lessee leases from Lessor the above premises for the above use and in compliance with Federal, State and Local Regulations and the Rules and Regulations established by Lessor.

3.             RENT PAYMENTS.  Lessee shall pay to Lessor in advance, the stated Monthly Base Rent and the Additional Rent on or before the first day of each month with said amount to be prorated for the first and last month of the lease term if occupancy by Lessee shall begin or end on a day other than the first of the month.  Lessor shall have the right to assess and collect from Lessee a late service fee of ten (10) percent on rent payments received after the fifteenth (15th) of the month, said amount to be paid with the next installment of monthly rent.  Failure on behalf of Lessee to make these rent payments until proper termination of this Agreement will result in the right of Lessor to exercise legal remedies.

The Base Rent shall be paid according to the following schedule:

TERM	RATE PER SF.	ANNUAL BASE RENT	MONTHLY BASE RENT

First 12 months	$6.00	$43,896.00	$3,658.00
Remainder of Term	$6.50	$47,554.00	$3,962.83

OPTION TO TERMINATE.  Lessee is granted the right to terminate this lease agreement in accordance with the terms as set forth in the Option to Terminate in Lessee’s Lease for the Premises located at 1350 Energy Lane, Suites 104-110, St. Paul, MN 55108.

4.             ADDITIONAL RENT FOR OPERATING COSTS.  Lessee shall pay Lessee’s pro rata share 14.88% of the “Operating Expenses,” as may be necessary and reasonable, as reasonably estimated from time to time by Lessor, in operating and managing, equipping, policing and protecting, lighting, repairing, replacing non-capital improvement items, and maintaining the Building.  “Operating Costs” are not specific costs which are separately billed to and paid by specific tenants, and not depreciation expenses or expenses arising from the amortization of any principal or interest payments on Lessor’s mortgage debt against the Premises, or payment of income taxes by Lessor.  “Operating Expenses” include, but are not limited to, the following:

(a)           Employee Expenses.  Wages, salaries and related expenses of all employees directly engaged in the operation, maintenance and security of the Building.

(b)           Supplies and Materials.  All supplies and materials used in the operation and maintenance of the Building.

(c)           Utilities.  The “Common Area” utilities that serve the building are separately metered, and Lessee shall pay its percentage share of any such costs which may include gas, electricity, water and sewer for the term of this Agreement.  All other utility services to the premises will be metered separately, billed to and paid for by Lessee.

(d)           Management and Maintenance Agreement.  Management costs not to exceed those which are customarily charged by independent managers for similar buildings in similar locations, maintenance and service agreements for the Building and the equipment therein including, but not limited to, building alarm system(s), window cleaning, snow removal and ground maintenance.

(e)           Insurance.  Cost of all insurance, including, but not limited to, fire, casualty, liability and rental abatement insurance applicable to the Building and Lessor’s personal property used in connection therein.  If the use of the premises by Lessee results in any rate increase for such insurance, Lessee shall correct the circumstances that cause such rate increase or shall pay such rate increase immediately when due.

(f)            Repairs, Replacements and General Maintenance.  Costs of repairs, replacements of non-capital items and general maintenance (excluding repairs and general maintenance paid by proceeds of insurance or by Lessee or other third parties, and alterations attributable solely to tenants of the Building other than Lessee).

(g)           Common Area Maintenance.  Any and all common area maintenance costs related to the public areas of the building including interior lobby and service areas, sidewalks, the parking lot, landscaping, window washing, exterior painting and all other such maintenance required during the term of this Agreement.  All services shall be provided for the comfortable use of the premises during business hours provided that Lessee is not liable for damages for failure to provide services due to causes beyond its reasonable control.

(h)           Maintenance of heating, mechanical and air-conditioning fixtures and equipment shall specifically include the reasonable cost of quarterly inspections and preventive maintenance performed by an independent mechanical contractor who shall be contracted for by Lessor.  Any additional charges that result from repairs or mechanical breakdowns which result in costs over and above routine maintenance covered in service contracts will be billed to and directly paid for by Lessee.

(i)            Real Estate Taxes.  All real estate taxes assessed against the building, including special assessments which are due and payable during the term of the Lease.

(j)            Other Taxes.  All other taxes, service payments in lieu of taxes, excise, levies, fees or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind which are assessed, levied, charged, confirmed or imposed by any public authority upon the Building, its operation or the rent provided for in this Lease Agreement.

Lessee understands that Lessee’s pro rata share has been arrived at by dividing the number of rentable square feet in the Leased Premises by the total rentable square feet available in the Building.  Lessee shall pay in advance, together with payment of Monthly Base Rent, its pro rata share of all Operating Expenses.

2001 estimated operating expenses are $4.97 per square foot.

Within one-hundred and twenty (120) days of the end of each calendar year during the term of this Lease Agreement, or any extensions or renewals thereof, Lessor shall furnish Lessee, upon Lessee’s request, a statement detailing the actual costs incurred by Lessor during the preceding calendar year, at which time an appropriate adjustment will be made if such figures are different than the estimated payment made by Lessee throughout the preceding calendar year.

5.             SECURITY DEPOSIT.  Upon the date hereof, Lessee shall pay to Lessor the amount of $0.00, of which will be held as a Security Deposit to guarantee the payment of rent and the performance of all the terms of this Agreement.  Upon the occurrence of any default by Lessee or late payment, Lessor may use said Security Deposit to the extent necessary to make good any arrearage of rent or any other expense.  Any remaining balance of said Security Deposit shall be returned to Lessee upon compliance with the terms herein and acceptance of the vacated premises by Lessor.  Lessee understands that its liability is not limited to the amount of the Security Deposit and use of such deposit by Lessor shall not constitute a waiver, but is in addition to other remedies available to Lessor under this Agreement and Law.  Upon the use of all or part of the Security Deposits to cure defaults of Lessee, Lessee shall forthwith deposit with Lessor the amount of the Security Deposit so used.

6.             OCCUPANCY.  Lessor agrees to deliver the premises in a safe, broom clean and usable condition, in compliance with all applicable Building Codes.  In the event Lessee is prevented from occupying the premises at the start of the above term due to delays by Lessor, the commencement and termination dates of this Lease Agreement will be extended one day for each day occupancy is delayed.  Under no circumstances will the lease term be reduced.  Lessee shall have access to the space as of August 1, 2001 for space planning and construction purposes.

7.             UTILITIES.  Lessee shall pay for all utilities, including gas, electricity, water, sewer and telephone services for the Leased Premises during the term of the Agreement.  It is understood by Lessee and Lessor that Lessee’s electrical meter is shared by Suite 11; furthermore, Lessee agrees to pay the monthly service bills, keep track of the annual expenses and will submit for reimbursement at the end of each calendar year, as long as Suite 11 is occupied.  Suite 11 consists of 1,344 square feet, and Lessee will be reimbursed on a per square foot basis.

8.             STRUCTURAL MAINTENANCE.  Lessor shall, at its expense, keep the structural parts of the building in good repaid, including the structural parts of the exterior walls, roof and foundation, except that Lessor shall not be responsible for repairs caused by the fault of negligence of Lessee, its employees or invitees.

9.             EXTERIOR MAINTENANCE.  Lessor shall contract for, and Lessee shall pay its percentage share of all common areas heat, electricity, water, sewer, landscape care, snow removal, window washing, parking lot maintenance, exterior painting and all other such maintenance required during the term of this Agreement.  All services shall be provided for the comfortable use of the premises during business hours provided that Lessor is not liable for damages for failure to provide services due to causes beyond its reasonable control.

10.           INTERIOR MAINTENANCE.  Lessee shall be responsible for the interior maintenance of the premises, including maintenance, repair or replacement of entrance doors, overhead garage doors, heating, plumbing, electrical, mechanical and air-conditioning fixtures and equipment used by Lessee; the replacement of all glass (interior or exterior) broken and agrees to keep the premises, and surrender the premises upon termination of this Agreement, in as good a condition as when turned over to it, reasonable wear, tear and damage from the elements expected.  All service charges for repairs and mechanical breakdowns, such as, but not limited to: heating and cooling, light bulbs or ballast’s, plumbing and electrical, that are over and above the cost of routine maintenance contracts that are already paid through Operating Costs, will be billed to and paid directly by Lessee.

Lessor warrants for the first 60 days of this Lease Agreement that all heating, mechanical and air-conditioning fixtures and equipment is in working condition.  Specific mechanical requirements that Lessee may require that are outside of a typical building standard will be the sole responsibility and cost of the Lessee.

11.           LESSEE INSURANCE.  To obtain at Lessee’s expense and keep in force during the term of this Lease a policy of comprehensive general liability insurance, in such amounts as Lessor may require, protecting Lessee from and against any and all claims for damages to person or property, which shall include plate glass coverage, or for loss of life or property occurring on, in or about the premises.  Such insurance to afford protection of not less than $1,000,000.00 combined single limit, for injuries to person, including death, damage to property, including loss of use thereof.  Such policy shall contain a provision requiring thirty (30) days’ written notice to Lessor before cancellation of the policy can be effected.

If the Lessee shall fail to procure and maintain such insurance, Lessor may, but shall not be required to, procure and maintain the same, but at the expense of the Lessee, which shall become additional rent hereunder.  Lessee shall deliver to Lessor, prior to occupancy, copies of policies of liability insurance required herein or certificates evidencing the existence and amounts of such insurance.  Lessee may use blanket insurance coverage to satisfy the requirement.

Lessee must also obtain, at its expense, and keep in full force during the term of this Lease Agreement, property insurance covering the contents of the Leased Premises and all alterations, additions and leasehold improvements made thereto, in the amount of their full replacement value.

Such property insurance shall provide coverage for causes of loss relating from RISK OF DIRECT PHYSICAL LOSS as described in the standard form of insurance “Causes of loss-special form” or its equivalent.  Lessee’s policies of property insurance required herein, or certificate evidencing the existence and amounts of such insurance shall be provided to Lessor.  Such policy shall contain a provision requiring thirty (30) days’ written notice to Lessor before cancellation of the policy can be effected.

12.           HAZARDOUS SUBSTANCES.  Lessee shall not use, occupy, suffer or permit any use of the Leased Premises which would in any way include the storage, use or generation of any substances or materials defined as “Hazardous Waste,” “Hazardous Substances,” “Pollutants” or “Contaminants” under any federal, state or local statute, ordinance or regulation.  Lessee shall indemnify and save harmless Lessor against all liabilities, damages, claims, fines, penalties, costs and other expenses, including reasonable attorneys’ fees, which may be imposed upon, or incurred by, or asserted against Lessor by reason of a breach of the foregoing covenant by Lessee regarding hazardous substances.

13.           NOTICES.  Any notice required or permitted to be given hereunder by one party to the other shall be deemed to be given when personally delivered to Lessee at the Demised Premises and to Lessor at their office or mailed, postage prepaid, by certified or registered mail, addressed to the respective party to whom notice is intended to be given at the following address of such party.  Notice pertaining to the lease term, e.g., options, renewals, etc., must be delivered via certified or registered mail.

LESSOR:	LESSEE:

Place & Plaza LLC c/o Wellington Management, Inc. 1625 Energy Park Drive, Suite 100 St. Paul, MN 55108	Endocardial Solutions, Inc. 1350 Energy Lane, Suite 104 St. Paul, MN 55108

14.           TENANT IMPROVEMENTS.  Lessor will improve the premises as follows:

1.             Bring all lights and HVAC equipment to good working order.

Any additional improvements will be done by Lessee, must be approved by Lessor prior to the beginning of construction, and are at the sole cost and expense of Lessee.  All work shall be done in a good workmanlike manner, by licensed, bonded and insured contractors, and in accordance with all federal, state and local regulations.

15.           RULES AND REGULATIONS.  Lessee has read and agrees to be bound by the following Rules and Regulations of Lessor and acknowledges that a violation of any of said rules shall constitute a breach of the provisions of the Lease Agreement of the above date.  Said Rules and Regulations may be added to or amended from time to time by Lessor for the benefit of all leases within the building, and such additions or amendments shall become effective immediately upon notification.

(a)           TRASH.  Lessee shall provide its own dumpster for trash and agrees not to leave or store any materials, litter or trash on the grounds or parking areas.

(b)           DISTURBANCE.  No offensive noise, odors or conduct shall be permitted at any time which will disturb or annoy other lessees.

(c)           PARKING.  The use of parking shall be subject to reasonable regulations as Lessor may promulgate from time to time uniformly for all lessees.  Lessee agrees that it will not use, or permit the use of, the parking area for overnight storage of automobiles.  There will not be any assigned exclusive parking spaces available to any Lessee of the building except with the prior written consent of Lessor.  Lessee will use its best efforts to avoid parking in front of other tenant spaces.

(d)           SIGNS.  No sign, advertisement or other lettering shall be painted, affixed or exposed on windows or doors or any part of the building or property without the prior written consent of Lessor.  All identification signs shall be as per the building standards.

(e)           ALTERATIONS.  No interior alterations, connection, painting or redecorating of a permanent nature may be done to the premises without written approval of Lessor.  Lessee agrees that all such approved work shall be done in a good, workmanlike manner in compliance with applicable building codes, that no liens shall attach to the premises by reason thereof, and that the premises shall be restored to their original condition by Lessee prior to the expiration of the Agreement.  Failure to remove fixtures and equipment shall constitute abandonment to Lessor who may remove said fixtures and equipment, and restore the premises to their original condition, at the expense of Lessee.

(f)            FIXTURE MOVEMENT.  Lessee agrees that any and all furniture, fixtures and goods will be moved by the Lessee whenever such moving is necessary for the purpose of building repair and/or maintenance by Lessor.

(g)           ACCESS.  Lessor or authorized agent has the right to enter the unit at any reasonable time to inspect, make repairs or alterations as needed, and three (3) months prior to the termination of this Agreement to display the unit to prospective tenants, and to place on doors and windows appropriate notice that the premises are for rent.

(h)           LOCKS.  No additional locks will be placed on any of the doors in the building without the prior written approval of Lessor and, in such event, Lessor shall receive an access key to such locks.

(i)            STORAGE.  Storage and installation of any machinery, part, materials, shelving or furniture of any type whatsoever constitutes occupancy, and will require payment of rent for each day the space is used, and is specifically disallowed unless approved in writing by Lessor.

(j)            FLOORS.  Lessee will not cause floor loading in excess of 200 pounds per sf.

(k)           TRAILERS.  Lessee shall not park and/or store trailers of any kind, covered or uncovered, in the parking area for temporary or permanent storage at any time of the day.  This shall include semi-trailers, panel vans, hauling trailers of any size, open or enclosed.  Lessee will not park semi-trailers for loading or unloading for extended periods of time.  All trailers must be stored inside the leased Premises or stored off site.  In addition, the storage of boats and personal recreation vehicles in the parking lot is prohibited.

16.           WAIVER OF SUBROGATION.  Lessor and Lessee each hereby mutually waive and release all claims and liabilities against the other, and the agents, servants, employees and invitees of the other, for loss or damage to the premises or any portion thereof, the building and other improvements of which the premises are a part, as well as any improvements, fixtures, equipment, supplies, merchandise and other property located in, upon or about the premises, resulting from fire, explosion or other perils included in standard fire and extended coverage insurance, whether caused by the negligence of any of said persons or entities, or otherwise.  It is understood that Lessor and Lessee shall look solely to their own insurers in the event of casualty.

17.           LOSS PROTECTION.  Lessee agrees to hold Lessor harmless from and indemnify Lessor against any and all liabilities, damages and expenses arising from injury, damage or loss to or caused by Lessee, its employees, guests, agents, sub-tenants or visitors, or any property of said persons, in or about the premises, building or grounds from any cause whatsoever, connected with the use of or activities in or about the property.  Lessee further will make no claim against Lessor for any loss of or damage to the premises or property of Lessee caused by theft, burglary, water, gas or other means.

18.           FIXTURES AND EQUIPMENT.  All fixtures and equipment considered necessary to the general operation and maintenance of the property shall be the property of Lessor, except that any “trade fixtures” provided by Lessee, at its own expense, shall remain the property of the Lessee and will be removed by Lessee upon termination of this Agreement.  Lessee grants to the Lessor a lien upon all personal property of Lessee in said premises to secure payment of the rent, and agrees that no such property shall be removed from said premises while any installments of rent are past due or any other default exists under this Agreement.

19.           ASSIGNMENT.  No subleasing or other assignment by Lessee is allowed without written consent of Lessor, which consent shall not be unreasonably withheld.  Such consent shall not release the assigning party of any obligation or liability arising under the terms of this Agreement.  This Agreement and the deposits shall be assignable by Lessor, provided the assignee assumes all of the obligations of Lessor hereunder.

20.           BREACH.  A breach of this Agreement shall exist if at any time during the term of this Agreement Lessee shall:  (a) vacate said premises or default in the payment of rent; (b) make an assignment for the benefit of creditors; (c) file or have filed against it a petition for bankruptcy or arrangement in settlement of liabilities or reorganization; or (d) violate and/or fail to comply with any Article, provision, rule or regulation in this Lease.  In addition, if Lessee fails more than twice within any twelve (12) month period to observe or perform any covenant, condition, rule, regulation or agreement of this Lease (including, without limitation, the payment of Rent), regardless of whether such defaults have been cured by Lessee, the third (3rd) default shall, at the election of Lessor, in its sole discretion, be deemed a noncurable Breach.

In the event of a Breach, Lessor shall have the following rights:

(a)           Lessor shall have the right to enter the premises and remove all persons and property from the premises and store such property in a public warehouse or elsewhere at the cost of Lessee, and Lessor may either terminate this Agreement or, without termination this Agreement, make such alterations and repairs as may be necessary in order to rent the premises, and rent the premises or any part thereof for such term and at such rents and upon such other terms and conditions as Lessor, in its sole discretion, may deem advisable.  Upon such renting, all rentals received by Lessor shall be applied first to the payment of any debt other than rent due hereunder from Lessee to Lessor; second to pay any reasonable costs and expenses of such renting, including brokerage and legal fees; third to pay any rent due hereunder; and the residue, if any, shall be held by Lessor and applied in payment of future rent which becomes due and payable hereunder.  If the rental received from renting the premises is less than the rent payable hereunder, Lessee shall pay any such deficiencies, monthly, to Lessor.  No entry or taking possession of the premises by Lessor shall be an election by Lessor to terminate this Agreement.

(b)           Lessor shall also have the right to terminate this Agreement, in which event, in addition to any other remedies Lessor may have, Lessor may recover from Lessee all damages incurred by reason of Lessee breach, including the cost of recovering the premises, reasonable legal fees and any excess of the rent reserved in this Agreement for the remainder of the stated term over the then reasonable rental value of the premises for the remainder of the stated term, all of which shall be immediately due and payable from Lessee to Lessor.

(c)           Lessor may, at its option, instead of exercising any other right or remedy, spend such reasonable sums as may be reasonably necessary to cure any default of Lessee and such amount, including legal fees, shall be paid by Lessee as additional rent, upon demand.

(d)           Any remedy of Lessor herein or by law or statute shall be cumulative with all other remedies and may be exercised from time to time and as often as the occasion may arise.

(e)           No forbearance by Lessor to exercise any right accruing to Lessor hereunder shall be construed as a waiver of any such rights.

In the event of a Breach, Lessee shall have the following rights to cure:

(a)           Failure to Make Payments.  Upon written notice from Lessor, Lessee will have ten (10) days to make payments in the form of guaranteed funds subject to Article 20, paragraph 6 above.

(b)           Failure to Observe or Perform.  Upon written notice from Lessor that Lessee has not observed, performed or has violated a covenant, condition or provision of this Lease Agreement, except failure to make payment, Lessee shall have thirty (30) days to cure; provided, however, that if the nature of Lessee’s default is such that more than thirty (30) days are reasonably required to its cure, then lessee shall not be deemed to be in Breach if Lessee commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion, subject to Article 20, paragraph 6 above.

21.           IMPAIRMENT OF USE.  If the premises shall become untenantable or unfit for occupancy, in whole or in part, by the total or partial destruction of the building by fire or other casualty, this Agreement may, at the option of the Lessor, cease and terminate and Lessee shall have no claim against Lessor for the value of any unexpired term of said Agreement.  If Lessor shall elect to restore the premises, rent shall be abated for each period of restoration in accordance with the ratio of the portion of the premises deemed untenantable to the entire premises.

22.           RELOCATION.  Lessor hereby reserves the right to relocate Lessee to another part of the complex during the lease term so long as the number and value of the improvements so substituted equals or exceeds the number and value of those in the Leased Premises.  Lessor will provide Lessee with sixty (60) days’ written notice of such relocation.  The cost of any such relocation will be at the reasonable cost to the Lessor.

23.             CONDEMNATION.  If the whole or any part of the building and/or the demised premises shall be acquired or condemned by eminent domain for any public or quasi-public use of purpose, then, and in that event, the term of this Agreement may, at the option of the Lessor, cease and terminate from the date the title vests and Lessee shall have no claim against Lessor for the value of any unexpired term of said Agreement.

24.           OTHER PAYMENTS.  In addition to the rent set forth herein, all other payments to be made by Lessee to Lessor hereunder shall constitute rent as herein defined.

25.           HOLDING OVER.  If Lessee remains in possession of the premises after the expiration of the lease term with the express written consent of Lessor, Lessee shall be deemed to be occupying the premises as a Lessee from month to month, subject to all the conditions, provisions and obligations of this Agreement insofar as the same can be applicable to a month-to-month tenancy; provided, however, that the gross rent required to be paid by Lessee during any holdover period shall be a minimum of 1.5 times the gross rent which Lessee was obligated to pay for the month immediately preceding the end of the term of this Lease Agreement for each month or any part thereof, of any such holdover period.  In the event of holding over by Lessee after expiration or termination of this Lease Agreement without the written consent of Lessor, Lessee shall be in breach of this Lease and Lessor shall be entitled to all of its rights and remedies under this Lease, in law, or in equity.  No holding over by Lessee after the term of this Lease Agreement shall operate to extend the lease term; in the event of any unauthorized holding over, Lessee shall indemnify Lessor against all claims for damages by any other tenant to whom Lessor may have leased all or any part of the Leased Premises covered hereby effective upon the termination of the Lease Agreement.

26.           SUBORDINATION.  It is mutually agreed that this Lease shall be subordinate to any and all mortgages, ground leases, other securities, or the interests of financial participants, including any renewal, modifications, consolidations, replacements and extensions thereof now or hereafter recorded against the lease premises by the Lessor.  Lessee shall, in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under, any mortgage made by Lessor covering the premises, attorn to the purchaser and recognize such purchaser as Lessor under this Lease.

27.           EXHIBITS.  Any and all exhibits attached to this Agreement shall be a part of this Agreement and any amendments hereto shall be in writing and executed by both Lessor and Lessee.

28.           ESTOPPEL CERTIFICATE.  Lessee shall at any time and from time to time, upon not less than three (3) days’ prior written notice from Lessor, execute, acknowledge and deliver to Lessor a statement in writing certifying (a) that this Lease is in full force and unmodified (or, if modified, stating the nature of such modification), (b) the date to which rental and other charges payable hereunder have been paid in advance, if any, and (c) that there are, to Lessee’s knowledge, no uncured defaults on the part of Lessor hereunder (or specifying such defaults if any are claimed).  Any such statement may be furnished to and relied upon by any prospective purchaser, Lessee or encumbrancer of all or any portion of the Project.

29.           SUBMISSION.  The submission of this document for examination does not constitute an option or offer to lease space, or reservation of space.  This document shall have no binding effect on the parties unless executed by the Lessor and the Lessee and a fully executed copy is delivered to the Lessee.  The Lessee is solely at risk for any business decisions, purchases made, or contracts entered into, in relation to the presentation of this lease document.

30.           PREPAYMENT OF RENT.  Lessee shall, contemporaneously with the execution of this Lease, pay to Lessor one month’s Base Rent, Operating Costs, Improvement Amortization and the entire amount of Security Deposit.  After that time, Lessee shall pay rent in accordance with Article 3 herein.  Failure of Lessee to prepay said amounts shall be considered an anticipatory breach of the terms of this Lease, and shall operate to terminate Lessee’s rights under this Lease, including possession of the Premises.

31.           BROKERS.  With the exception of Wellington Management, Inc., Lessor’s Agent, each of the parties represents and warrants that there are no claims for brokerage commission or finder’s fees in connection with the execution of this Lease, and agree to indemnify the other against, and hold it harmless from, all liabilities arising from such claim, including, without limitation, reasonable attorneys’ fees.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their proper officers or representatives and warrant that they have the authority to bind same.

LESSOR:		LESSEE:

Price & Plaza LLC		Endocardial Solutions, Inc.

By:	/s/ Steven Wellington	By:	Michael Fredrick
Name Printed

Its:	Chief Manager	By:	/s/ Michael Fredrick
Signature

Date:	8/13/01	Its:	Controller

		Date:	8/13/01